Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                   Press Release

Double Hull Tankers

For Immediate Release

OSG AND DHT ANNOUNCE EXERCISE OF OVERALLOTMENT OPTION

750,000 Shares of Common Stock of Double Hull Tankers, Inc.
Sold Under Existing Shelf Registration Statement

NEW YORK, NY - June 15, 2007 - Overseas Shipholding Group, Inc. (NYSE:OSG) and Double Hull Tankers, Inc. (NYSE: DHT) jointly announced today that Merrill Lynch & Co. and UBS Investment Bank have exercised their option to purchase 750,000 shares of common stock of DHT. OSG granted the underwriters the 30-day option to purchase up to an additional 750,000 shares of common stock for the purpose of covering overallotments in connection with its previously announced offering of 5,000,000 shares of common stock of DHT. OSG expects to recognize an additional gain from the sale of the 750,000 shares of approximately $2 million in the second quarter of 2007.

After completion of the sale, OSG's beneficial ownership of DHT's common stock will be reduced from approximately 12.5%, or 3,751,500 shares, to approximately 10.0%, or 3,001,500 shares. This sale was made pursuant to DHT's existing shelf registration statement. DHT will not receive any proceeds from this sale of its common stock.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A copy of the written prospectus relating to this offering may be obtained from Merrill Lynch & Co., c/o Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, New York 10080, or from UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171. Alternatively, you may obtain a copy of the prospectus by calling 212-449-1000 or 212-821-3884.

About OSG
Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, Houston, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

About DHT
Double Hull Tankers, Inc. (NYSE: DHT) commenced operations as an independent tanker company on 18 October 2005. DHT acquired its current fleet of seven double hull crude oil tankers from OSG and currently charters these vessels to subsidiaries of OSG. More information is available at www.dhtankers.com.

Forward-Looking Statements
This release may contain forward-looking statements regarding each company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in each company's annual report.

Contact: Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
+1 212-578-1634

Contact: Double Hull Tankers, Inc.
Eirik Uboe
Chief Financial Officer
+44 1534 639759

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